Exhibit 10.16

ANNUAL COMPENSATION PROGRAM
FOR NON-EMPLOYEE DIRECTORS OF
FELCOR LODGING TRUST INCORPORATED

The Board of Directors has adopted the following amended compensation program for non-employee directors of FelCor Lodging Trust Incorporated (the “Company”) for their service, commencing in 2015:
Annual Service Fee: Each non-employee director will receive an annual service fee paid currently in four equal increments at the beginning of each calendar quarter. The annual service fee for 2015 is $75,000. The annual service fee is paid in common stock of the Company, rather than cash, except to the extent a non-employee director has elected, in writing in advance, to receive some or all of such fee in cash. All shares of common stock issued with respect to annual service fees will be issued pursuant to the Company’s stockholder-approved equity compensation plan then in effect and will be fully vested when issued.
Stipends: Each non-employee director serving in the following capacities will receive the corresponding stipends, paid currently in four equal increments at the beginning of each calendar quarter, as follows:

Stipend
Lead Independent Director	$20,000
Chair, Audit Committee	$17,500
Chair, Compensation Committee	$15,000
Chair, Corporate Governance and Nominating Committee	$12,000
Other Member, Audit Committee	$10,000

Annual Equity Award: Each non-employee director will receive an annual equity award equal to the number of shares of common stock having a value equal to the annual service fee on the award date. The award date is the date of the annual meeting of the Company’s stockholders at which directors are generally elected. All annual equity awards will be made pursuant to the Company’s stockholder-approved equity compensation plan then in effect and the shares issued in respect of such award will be fully vested when issued.
Annual Review: The amounts of the annual service fee, stipends and annual equity award are reviewed by the Compensation Committee annually and, if appropriate, adjusted as determined by the Board of Directors acting in executive session, with employee-directors recused from voting.